Exhibit 10(t)

ADMINISTRATIVE SERVICES AGREEMENT

          THIS ADMINISTRATIVE SERVICES AGREEMENT is made this 4th day of October, 2001, by and among VALLEY PARTNERS, INC., a Florida corporation (“Valley”), DPL INC., an Ohio corporation (“DPL”), THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (“DP&L” and together with DPL, the “Company”), and RICHARD J. CHERNESKY (“Chernesky”), RICHARD A. BROOCK (“Broock”) and FREDERICK J. CASPAR (“Caspar”, and together with Chernesky and Broock, the “Trustees”) solely in their capacities as trustees under the Master Trusts defined below and not individually, under the following circumstances:

A.

DPL, DP&L, the Trustees and Bank of America, N.A. (“BOA”) are parties to the Amended and Restated Master Trust Agreement dated as of January 1, 2001 (the “Trust Agreement No. 1”), and DPL, DP&L, the Trustees, and Bank One Trust Company, N.A. (“Bank One”) are parties to the Second Amended and Restated Master Trust Agreement dated as of January 1, 2001 (“Trust Agreement No. 2 and, together with the Trust Agreement No. 1, the “Trust Agreements”), which trusts have been created and are being funded and maintained by DPL and DP&L as grantor trusts (the “Master Trusts”) to secure the benefits under certain director and executive compensation plans to prevent the frustration of the purposes of such plans upon a change of control of DPL and/or DP&L.  The compensation plans referred to in the Trust Agreement shall be referred to as the “Plans.”

B.

Pursuant to Article 7.A. of the Trust Agreements, upon a Change of Control (as defined in the Trust Agreements), BOA and Bank One shall immediately be removed as a trustee.  Accordingly, at such time the Trustees will constitute the sole trustees of the Master Trusts.

C.

Upon such Change of Control, BOA and Bank One will cease to be responsible for certain administrative and record keeping functions on behalf of the Master Trusts; accordingly, DPL, DP&L and the Trustees desire to put into place arrangements pursuant to which the Trustees will be able to maintain the administrative and record keeping functions of the Master Trusts after a Change of Control.

D.

Pursuant to Article 5.I. of the Trust Agreements, the Trustees are authorized to employ qualified parties to perform services on behalf of the Master Trusts to assist the Trustees in the proper administration of the Master Trusts; accordingly, the Company desires that the Trustees retain Valley to provide investment advice as requested by the Trustees, and administrative and record keeping functions required for the administration of the Master Trusts in the event of a Change of Control.

          NOW, THEREFORE, for good and valuable consideration it is agreed as follows:

          1.          Capitalized Terms.  Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Master Trusts.

          2.          Responsibilities of Valley.  Upon the occurrence of a Change of Control pursuant to Article 1, Paragraph D, of the Trust Agreements (the “Effective Date”), and thereafter, Valley shall provide the following services with respect to the Master Trust:

                        (a)          Accounting for Investments.  The Master Trusts may acquire limited partnership interests or membership interests in limited partnerships or limited liability companies (such ownership interests being referred to herein as “Private Equities”) which are subject to periodic capital calls; Valley shall monitor, review, and communicate to the Trustees all such calls as and when made and, generally, shall assist the Trustees in the administration of the investment of the Master Trusts in Private Equities.  The Master Trusts may also invest in marketable securities and in investments other than Private Equities; Valley shall monitor and review the investment performance of all such other investments, communicate same to the Trustees, and, generally, assist the Trustees in the administration of the investments of the Master Trust.

                        (b)          Maintenance of Individual Beneficiary Accounts.  Valley shall maintain for the Trustees the Accounts for each Beneficiary as provided in Article 4.C. of the Trust Agreements, and shall communicate to the Trustees such Account balances (and the investments such Accounts are deemed invested in pursuant to the Plans) on such frequency as requested from time to time by the Trustees (but not less than annually), and shall prepare such other communication materials to the Company and the Beneficiaries, from time to time, including, without limitation, beneficiary statements of the balances in and composition of their Accounts, as the Trustees may reasonably request.

                        (c)          Coordination of Beneficiary Distributions.  Valley shall calculate all periodic distributions to be made by the Trustees to the Beneficiaries necessary to satisfy the obligations of the Company to such Beneficiaries under and in accordance with the provisions of the Plans to the extent those obligations are being funded through the Master Trusts, as provided in Article 5.B. of Trust Agreement No. 1 and Article 5.C. of Trust Agreement No. 2.

                        (d)          Information Reports.  Within twenty (20) days of the close of any calendar quarter, Valley shall furnish to the Trustees for delivery to the Company and each Beneficiary such information as is in its possession as the Company or the Beneficiaries may need for accounting, income tax or other purposes, as provided in Article 5.E. of Trust Agreement No. 1 and Article 5.F. of Trust Agreement No. 2.

                        (e)          Withholdings.  Valley shall assist the Trustees in calculating any taxes or other amounts required to be withheld by applicable law from any distribution to a Beneficiary, as provided in Article 5.F. of Trust Agreement No. 1, and Article 5.G. of Trust Agreement No. 2.

                        (f)          Tax Returns.  Valley shall assist the Trustees and any accountant designated by the Trustees in the preparation of the federal income tax return of the Master Trust (Form 1041).

                        (g)          Periodic Accounting.  Valley shall prepare for and furnish to the Trustees for delivery to the Company a periodic accounting of the Master Trusts as requested from time to time by the Trustees (but not less than annually), as contemplated in Article 5.L. of Trust Agreement No. 1 and Article 5.M. of Trust Agreement No. 2.

                        (h)          Investment Advice.  Valley shall be available to consult with and provide the Trustees with general financial and investment advice with respect to investments held by the Master Trust in publicly traded or other marketable securities, and as to the selection of appropriate Eligible Investment Options in order to provide the Participants of the Plans a full menu of investment options to allow for appropriate diversity.

          3.          Responsibilities of the Trustees.  The Trustees shall supply Valley with its most recent copy of the Trust Agreements, the Plans and their various administrative procedures (including all amendments thereto), and any other documents, data or other information in the possession of the Trustees that Valley may need to perform its duties under this Agreement.

          4.          Responsibilities of the Company.  The Company acknowledges that it currently owns and/or licenses certain accounting and administrative software used to compile Account balances of Beneficiaries, prepare financial reports and tax returns relating to the Master Trusts, and otherwise administer accounts for the various Plans that are funded through the Master Trusts (the “Software”), as well as the related hardware for a multi-station computer network (collectively with the Software, the “Computer System”).  Upon a Change of Control and the commencement of the obligation of Valley to perform services under this Agreement, the Company will immediately and without need for further notice or request assign, transfer and convey to Valley, without any additional consideration, the Computer System in order to enable the Trustees and Valley to continue the administrative and recordkeeping functions of the Master Trust.  Upon such transfer to Valley, the Company shall no longer be deemed a party to this Agreement.

5.	Fees.

          (a)          Beginning with the Effective Date, as compensation to Valley for its services under this Agreement the Trustees shall pay to Valley from the assets of the Master Trust, and the Company hereby acknowledges and directs the Trustees to make such payments, an Administrative Fee equal to 1.25% per annum of the market value, as determined in Section 5(b) below, of the Subject Assets (as defined below), payable quarterly on January 15, April 15, July 15, and October 15 based upon the market value of the Subject Assets as of the close of business on the last trading day of the calendar quarter immediately preceding the date of payment.  The Subject Assets are all assets of the Master Trust except for any Private Equities in which Valley and/or an affiliate of Valley is a general partner, manager, sponsor, or promoter.  If the Effective Date of this Agreement does not commence at the beginning of a calendar quarter, a pro rated fee will be charged based on the number of days remaining in the quarter.  If this Agreement is terminated, a fee will be charged from the beginning of the calendar quarter of termination through the date of termination, and shall be paid within fifteen (15) days after the date of termination.

          (b)          For purposes of determining the Administrative Fee hereunder, the market value of positions in securities shall be as follows:  securities that are listed on the New York Stock Exchange and are freely transferable shall be valued at their last sales price on the consolidated tape on the date of determination or, if no sales occurred on such day, at the “bid” price on the consolidated tape at the close of business on such day, and, if sold short, at the asked price at the close of business on such day.  Securities that are listed on national exchanges other than the New York Stock Exchange or are traded over the counter and are freely transferable shall be valued at their last sales price on the date of determination on the exchange that constitutes the principal market, or, if no sales occurred on such day, at the “bid” price on such exchange at the close of business on such day and if sold short at the asked price at the close of business on such day.  All other assets of the Master Trusts shall be valued in the manner determined by the Trustees in their reasonable discretion, with due consideration being given in such valuation of any Private Equities to any value estimate received by the Trustees from the general partner(s) of the entities in which the Private Equities reflect an ownership interest.

          6.          Records Are Property of Trustees.  All records sent to Valley by the Trustees (or their agents) will remain the property of the Trustees. In the event of termination of this Agreement, all such records in Valley’s possession will be returned by Valley to the Trustees or their designee upon written instruction from the Trustees.  This provision will not preclude Valley from retaining copies of such records that Valley may reasonably need or which it may be required by law to retain.  Valley agrees to treat as confidential and shall not disclose to any third party any records or other information except as required by law or when requested to do so by the Trustees.

          7.          Inspection of Records by the Trustees.  Valley shall permit the Trustees or their agents to inspect the records of the Master Trusts being maintained by Valley and to permit the Trustees to audit the same by any properly appointed designee upon giving reasonable notice to Valley.  Valley agrees that it will provide the Trustees the information and records that the Trustees may reasonably require and that are maintained by Valley in order for the Trustees or their designee to perform audits of such records, or to process any Beneficiary claim or to perform any other function necessary for the operation of the Master Trusts.  Valley further agrees that employees of Valley (or of any of its agents) will be reasonably available by telephone or in person to answer questions about such information and records.

          8.          Governing Law.  This Agreement will be construed, enforced and governed by the laws of the State of Ohio (without regard to its conflicts of laws rules).

          9.          Termination.  The Agreement will remain in effect unless either party provides written notice of its intent to terminate at least ninety (90) days prior to the date of such termination.

          10.         Notices.  Any notices, requests, instructions, demands or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently communicated if delivered in person or if sent by U.S. Mail, postage prepaid, and properly addressed as follows:

If to the Trustees:	Richard J. Chernesky, Esq.
Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza, S.W., Suite 1100
P.O. Box 3808
Dayton, Ohio 45401-3808

Richard A Broock, Esq.
Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza, S.W., Suite 1100
P.O. Box 3808
Dayton, Ohio 45401-3808

Frederick J. Caspar, Esq.
Chernesky, Heyman & Kress P.L.L.
10 Courthouse Plaza, S.W., Suite 1100
P.O. Box 3808
Dayton, Ohio 45401-3808

If to the Company:	DPL Inc.
The Dayton Power and Light Company
MacGregor Park
1065 Woodman Drive
P.O. Box 1247
Dayton, Ohio 45432
Attn: Stephen F. Koziar, Jr., Esq.

If to Valley:	Valley Partners, Inc.
P.O. Box 2239
Ponte Vedra Beach, Florida 32004
Attn: Peter H. Forster

          11.         Severability.  If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this

Agreement shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

          12.         Successors And Assigns.  This Agreement will be binding upon the successors and assigns of the parties hereto; provided, however, that Valley shall not assign this Agreement without the consent of the Trustees.

          13.         Waiver of Breach.  The waiver by any party of any provision of this Agreement or a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision or any subsequent breach.

          14.         Entire Agreement; Modification.  This instrument contains the entire agreement of the parties hereto.  No modification, amendment or waiver of any provision of the Agreement will be effective unless in writing specifically referring hereto and signed by all parties hereto.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first written above.

VALLEY PARTNERS, INC.

By:	/s/ CAROLINE E. MUHLENKAMP

Title:	/s/ President

DPL INC.

By:	/s/ STEPHEN F. KOZIAR

Title:	/s/ Group Vice President

THE DAYTON POWER AND LIGHT COMPANY

By:	/s/ STEPHEN F. KOZIAR

Title:	/s/ Group Vice President

/s/ RICHARD J. CHERNESKY

RICHARD J.CHERNESKY, TRUSTEE

/s/ RICHARD A. BROOCK

RICHARD A. BROOCK, TRUSTEE

/s/ FREDERICK J. CASPAR

FREDERICK J. CASPAR, TRUSTEE